Exhibit 99
Stem Announces Third Quarter 2024 Results
New Strategy Implementation in Progress
Increased ARR by more than $3M in 3Q, Representing +7% QoQ Growth
Revising Full Year 2024 Guidance for Several Key Metrics

Third Quarter 2024 Financial and Operating Highlights
Financial Highlights
•Revenue of $29.3 million, down from $133.7 million in 3Q23. Reflects $5.6 million and $37.4 million reductions in revenue, respectively, due to revised negotiated valuations of assets under certain hardware price guarantees entered into in 2022 and 2023. Lower revenue in the quarter also reflects reduced battery hardware sales, partially offset by growth in software and services revenue1
•GAAP gross profit of $6.2 million, up from $(20.3) million in 3Q23
•Non-GAAP gross profit of $16.2 million, down from $21.4 million in 3Q23, reflecting lower battery hardware revenue
•GAAP gross margin of 21%, up from (15)% in 3Q23
•Non-GAAP gross margin of 46%, up from 12% in 3Q23, reflecting a higher percentage of software and services revenue
•Net loss of $148.3 million versus net loss of $77.1 million in 3Q23, which includes $104.1 million of bad debt expense associated with impairment of accounts receivable related to customer contracts that provide a parent company guarantee1
•Adjusted EBITDA of $(3.5) million versus $(0.9) million in 3Q23
•Operating cash flow of $(9.4) million versus $(4.0) million in 3Q23
•Ended 3Q24 with $75.4 million in cash and cash equivalents, versus $89.6 million at the end of 2Q24

Operating Highlights
•Bookings of $29.1 million, versus $676.4 million in 3Q23, driven primarily by lower battery hardware resale bookings
•Contracted backlog of $1.5 billion, down 17% from the end of 3Q23, and down 2% from the end of 2Q24
•Contracted storage assets under management (“AUM”) of 6.0 gigawatt hours (“GWh”), up 20% from the end of 3Q23 and up 3% from the end of 2Q24
•Solar monitoring AUM of 28.5 gigawatts (“GW”), up 8% from the end of 3Q23 and up 6% from the end of 2Q24
•Contracted annual recurring revenue (“CARR”) of $92.3 million, up 5% from the end of 3Q23, and up 2% from the end of 2Q24
SAN FRANCISCO – October 30, 2024 – Stem, Inc. (“Stem,” “we” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven clean energy solutions and services, announced today its financial results for the three and nine months ended September 30, 2024.

“We reported another strong quarter of growth in Annual Recurring Revenue, driven by continued adoption of our industry-leading software,” said David Buzby, Interim Chief Executive Officer of Stem. “Revenue was down significantly due to lower hardware revenue in the quarter. We have begun to implement our new strategy that we announced in early October, which we expect to drive more predictable, scalable growth in software and services revenue and improved profitability in the long-term.”

“Sequential growth in software and services revenue drove strong GAAP gross margins of 21%, and record non-GAAP gross margins of 46% in the third quarter,” said Doran Hole, Chief Financial Officer and Executive Vice President. “Revenue was negatively impacted by a $5.6 million adjustment tied to an updated valuation of certain hardware contract guarantees that we issued in 2022 and early 2023. Our bad debt expense increased sequentially by $104.1 million in the quarter, due to an impairment of accounts receivables related to certain customer contracts
1 See the section below entitled “Some Factors Affecting our Business and Operations.” Adjusted EBITDA and non-GAAP gross profit and margin percentage for the quarter have been adjusted to exclude the impact of the $5.6 million revenue reduction. In addition, adjusted EBITDA for the quarter has been adjusted to exclude the impact of the $104.1 million of bad debt expense. Further details are provided below in the section entitled “Definitions of Non-GAAP Financial Measures.”

that provide a parent company guarantee. As a result, our net income was negatively impacted by $104.1 million. With the adjustments made this quarter, we have reduced the value of all relevant assets subject to parent company guarantees to zero on our balance sheet, and do not expect further material negative impact on our financial statements as a result of these guarantees.”

“We are adjusting our full year 2024 guidance for several key metrics to account for our latest financial results, ongoing implementation of our new strategy and continued expectation of project delays, which continue to negatively impact our results including revenue, bookings and cash flow,” said Mr. Hole. “We are also taking actions to right-size our operating costs to conserve cash and align with our new strategy. We are confident that the changes we are making will position the Company to drive faster, more predictable growth in high-margin revenue streams, and improved profitability in the long-term.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Key Financial Results(1)
Revenue	$29.3	$133.7	$88.8	$294.1
GAAP Gross Profit (Loss)	$6.2	$(20.3)	$(8.6)	$(7.4)
GAAP Gross Margin (%)	21%	(15)%	(10)%	(3)%
Non-GAAP Gross Profit*	$16.2	$21.4	$43.5	$52.9
Non-GAAP Gross Margin (%)*	46%	12%	34%	15%
Net Loss	$(148.3)	$(77.1)	$(802.9)	$(102.7)
Adjusted EBITDA*	$(3.5)	$(0.9)	$(27.0)	$(24.1)

Key Operating Metrics
Bookings	$29.1	$676.4	$78.3	$1,276.3
Contracted Backlog**	$1,547.4	$1,836.6	$1,547.4	$1,836.6
Contracted Storage AUM (in GWh)**	6.0	5.0	6.0	5.0
Solar Monitoring AUM (in GW)**	28.5	26.3	28.5	26.3
CARR**	$92.3	$87.5	$92.3	$87.5
(1) Revenue, gross profit (loss), and net loss were negatively impacted by a $5.6 million reduction in revenue as discussed below for the three months ended September 30, 2024 and a $37.4 million reduction in revenue as discussed above for the three months ended September 30, 2023. Net income was negatively impacted by a $104.1 million bad debt expense as discussed above.
*Non-GAAP financial measures. Adjusted EBITDA and non-GAAP gross profit and margin have been adjusted to exclude the impact of the reduction in revenue in the quarter, and adjusted EBITDA has been adjusted to exclude the impact of impairment of accounts receivable related to contracts that provide parent company guarantees, as discussed below. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.
Third Quarter 2024 Financial and Operating Results
Financial Results
Revenue decreased 78% year-over-year to $29.3 million, versus $133.7 million in the third quarter of 2023. Reported revenue reflects a $5.6 million reduction in the quarter, and a $37.4 million reduction in the third quarter of 2023, in both cases due to updated valuations of certain contract guarantees for hardware revenue recorded in 2022 and 2023. The lower year-over-year revenue reflects significantly reduced battery hardware sales, partially offset by strong growth in software and services revenue.
GAAP gross profit (loss) was $6.2 million, or 21%, versus $(20.3) million, or (15)%, in the third quarter of 2023. The year-over-year increase in GAAP gross profit ($) and GAAP gross margin (%) was primarily driven by a higher mix of software and services revenue in the quarter, and a smaller reduction related to certain contract guarantees ($5.6 million) in the quarter, versus a similar revenue reduction in third quarter 2023 ($37.4 million).
Non-GAAP gross profit was $16.2 million, or 46%, versus $21.4 million, or 12%, in the third quarter of 2023. The year-over-year decrease in non-GAAP gross profit ($) was largely due to lower storage hardware revenue. The year-over-year increase in Non-GAAP gross margin (%) was primarily driven by a much higher contribution from high margin software and services revenue in the quarter.
Net loss was $148.3 million versus third quarter 2023 net loss of $77.1 million. The year-over-year change was primarily driven by $104.1 million of bad debt expense associated with impairment of receivables related to customer contracts that provide a parent company guarantee, as well as lower revenues in the quarter.
Adjusted EBITDA was $(3.5) million compared to $(0.9) million in the third quarter of 2023, primarily due to lower gross profit, partially offset by lower operating costs.
The Company ended the third quarter of 2024 with $75.4 million in cash and cash equivalents, as compared to $89.6 million in cash and cash equivalents at the end of the second quarter 2024.
Operating Results
Contracted backlog was $1.55 billion at the end of the third quarter of 2024, compared to $1.58 billion as of the end of the second quarter of 2024, representing a 2% sequential decrease. The slight decrease in contracted backlog in the quarter was driven by the conversion of backlog to revenue and low bookings in the quarter.
Bookings were $29.1 million in the third quarter of 2024 versus $676.4 million in the third quarter of 2023. Bookings remain highly variable due to the Company’s previous expansion into large front-of-the-meter (FTM) storage projects and the recent strategic shift towards higher-margin software and services versus hardware sales.
Contracted storage AUM increased 3% sequentially to 6.0 GWh for the third quarter of 2024. Solar monitoring AUM increased 6% sequentially to 28.5 GW for the third quarter of 2024.

CARR increased 2% to $92.3 million at the end of the third quarter of 2024 versus $90.1 million at the end of the second quarter of 2024.

The following table provides a summary of backlog at the end of the third quarter of 2024, compared to backlog at the end of the second quarter of 2024 ($ in millions):

End of 2Q24	$1,578.5
Add: Bookings	29.1
Less: Hardware revenue	(13.8)
Software/services activations	(43.2)
Amendments/Cancellations	(3.2)
End of 3Q24	$1,547.4

Strategy Review Outcome

On October 1, 2024, the Company announced the outcome of its previously announced review of its corporate strategy. The Company expects its new strategic priorities will drive more predictable recurring revenue at significantly higher gross margins than the Company has previously realized and will enable more scalable growth. The new strategy is driven by four key strategic priorities: (1) shift to software and services-centric business to drive predictable, recurring, high-margin revenue, (2) expand and emphasize energy services as a competitive differentiator and enable more predictable revenue, (3) deliver enhanced AI-enabled software and edge device capabilities, and (4) provide hardware procurement advisory services, rather than procure hardware as the primary go-to-market approach. The Company will continue to provide hardware procurement, but only under certain strict profitability and working capital guidelines.

Recent Business Updates

On September 16, 2024, the Company announced that John Carrington stepped down as Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board”), effective immediately. The Board has engaged an executive search firm to conduct a search, which includes internal and external candidates, for a permanent CEO. David Buzby, Executive Chair of the Board, was appointed interim CEO. Mr. Buzby will continue to serve as Executive Chair of the Board.

On October 23, 2024, the Company announced the appointment of Albert Hofeldt, PhD as Stem’s Chief Technology Officer (CTO), effective immediately. Dr. Hofeldt will lead Stem’s efforts to deliver enhanced AI-enabled software and edge device capabilities as part of the company’s recently announced software and services-centric strategy.

Outlook
The Company is updating its full year 2024 guidance ranges to account for the Company’s recent financial results, ongoing implementation of its new strategy and continued expectation of project delays, which continue to negatively impact results, as follows ($ millions, unless otherwise noted):

	Previous	Updated
Revenue	$200 - $270	$135 - $155

Non-GAAP Gross Margin (%)	25% - 30%	32% - 36%

Adjusted EBITDA	($30) - ($20)	($45) - ($30)

Bookings	$600 - $1,100	$100 - $500

CARR (year-end)	$100 - $110	$90 - $100

Operating Cash Flow	Greater than $15	($30) - $0

See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why Stem is unable to reconcile Non-GAAP Gross Margin and Adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.

The Company is updating its full-year 2024 revenue projected quarterly performance as follows:

	1QA	2QA	3QA	4QE
Revenue	$25M	$34M	$29M	$45M-$65M

Some Factors Affecting our Business and Operations
As previously disclosed, the Company entered into certain contractual guarantees in 2022 and 2023 pursuant to which, if a customer were unable to install or designate hardware to a specified project within a specified period of time, the Company would be required to assist the customer in re-marketing the hardware for resale by the customer. Such guarantees provide that, in such cases, if the customer resold the hardware for less than the amount initially sold to the customer, the Company would be required to compensate the customer for any shortfall in fair value for the hardware from the initial contract price. The Company accounts for specified contractual guarantees as variable consideration. The Company reviews its estimate of variable consideration, including changes in estimates related to such guarantees, each quarter for facts or circumstances that have changed from the time of the initial estimate. As previously disclosed, the Company recorded a net revenue reduction of $37.4 million in hardware revenue during the three months ended September 30, 2023, a net revenue reduction of $38.7 million during the three months ended March 31, 2024 due to market conditions, and a net revenue reduction of $5.6 million during the three months ended September 30, 2024 due to revised negotiated valuations of assets under certain hardware price guarantees entered into in 2022 and 2023. Such reductions in revenue are related to deliveries that occurred prior to 2023. Additionally, the Company recorded a $104.1 million bad debt expense during the three months ended September 30, 2024, as a result of an impairment of accounts receivable related to customer contracts that provide a parent company guarantee. The Company has not issued such guarantees since June 2023, and does not intend to issue any new guarantees in the future.

The Company is subject to risk and exposure from the evolving macroeconomic, geopolitical and business environment, including the effects of increased global inflationary pressures and interest rates, potential import tariffs, potential economic slowdowns or recessions, and geopolitical pressures, including the armed conflicts between Russia and Ukraine, and in the Gaza Strip and nearby areas, as well as tensions between China and the United States, and unknown effects of current and future trade and other regulations. We regularly monitor the direct and indirect effects of these circumstances on our business and financial results, although there is no guarantee of the extent to which we will be successful in these efforts.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: adjusted EBITDA, non-GAAP gross profit and non-GAAP gross margin.

We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross profit and margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net loss attributable to Stem before depreciation and amortization, including amortization of internally developed software, interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including revenue constraint, reduction in revenue, excess supplier costs, change in fair value of derivative liability, impairment of goodwill, contract termination payment, restructuring costs, impairment of accounts receivable related to customer contracts that provide parent company guarantees, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating adjusted EBITDA.

We define non-GAAP gross profit as gross profit excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, excess supplier costs, reduction in revenue, and including revenue constraint. Non-GAAP gross margin is defined as non-GAAP gross profit as a percentage of revenue.

The Company generally records the full purchase order value as revenue at the time of hardware delivery; however, for certain non-cancelable purchase orders entered into during the first quarter of 2023, the final settlement amount payable to the Company is variable and indexed to the price per ton of lithium carbonate in the first quarter of 2024 such that the Company may increase or decrease the final prices in such purchase orders based on the price per ton of lithium carbonate at final settlement. Lithium carbonate is a key raw material used in the production of hardware systems that the Company ultimately sells to customers. The total dollar amount of such purchase orders for the indexed contracts is approximately $52 million. However, as a result of the pricing structure in such purchase orders, the Company recorded revenue in the first quarter of 2023 of approximately $42 million in accordance with GAAP, net of a $10 million revenue constraint, using a third party forecast of the lithium carbonate trading value in the first quarter of 2024. Because the Company had not before used indexed pricing in its customer contracts or purchase orders and had not previously constrained revenue related to forecasted inputs of its hardware systems, the Company believes that including the $10.2 million revenue constraint from the first quarter of 2023 into non-GAAP gross profit enhances the comparability to the Company’s non-GAAP gross profit in prior periods. The Company expects to receive, pursuant to such purchase orders, final consideration of at least $34 million. The Company recorded the full cost of hardware revenue for these indexed contracts in the first quarter of 2023.

As stated above, in certain customer contracts, the Company previously agreed to provide a guarantee that the value of purchased hardware will not decline for a certain period of time. The Company accounts for such contractual terms and guarantees as variable consideration at each measurement date. The Company reviews its estimate of variable consideration each quarter, including changes in estimates related to such guarantees, for facts or circumstances that have changed from the time of the initial estimate.
Additionally, as a result of impairment of accounts receivables related to contracts that provided for a parent company guarantee, the Company recorded a bad debt expense of $104.1 million. See the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Wednesday, October 30, 2024, beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (844) 825-9789, or for international callers, (412) 317-5180 and referencing Stem. An audio replay will be available shortly after the call, and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 10192999. The replay will be available until Saturday, November 30, 2024. An archive of the webcast will be available shortly after the call on Stem’s website at https://investors.stem.com/overview for 12 months following the call.
About Stem
Stem (NYSE: STEM) is a global leader in AI-enabled software and services that enable its customers to plan, deploy, and operate clean energy assets. The company offers a complete set of solutions that transform how solar and energy storage projects are developed, built, and operated, including an integrated suite of software and edge products, and full lifecycle services from a team of leading experts. More than 16,000 global customers rely on Stem to maximize the value of their clean energy projects and portfolios. Learn more at stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook and strategy; our expectations regarding future estimates of variable consideration in connection with guarantees of certain customer contracts, and the resulting effects on revenue and net income; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage manufacturing or delivery delays; our ability to manage our supply chains and distribution channels; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the effects of natural disasters and other events beyond our control; the direct or indirect effects on our business of macroeconomic factors and geopolitical instability, such as the armed conflicts between Russia and Ukraine and in the Gaza Strip and nearby areas; the expected benefits of the Inflation Reduction Act of 2022 on our business; and our future results of operations, including revenue, adjusted EBITDA and the other metrics presented under Outlook. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to execute on, and achieve the expected benefits from, our operational and strategic initiatives; our inability to successfully execute on our new software and services-centric strategy; our inability to secure sufficient and timely inventory from our suppliers, as well as contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general macroeconomic and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, rising interest rates, changes in monetary policy, and instability in financial institutions; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; geopolitical instability, such as the armed conflicts between Russia and Ukraine and in the Gaza Strip and nearby areas; the results of operations and financial condition of our customers and suppliers; pricing pressures; severe weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to execute on our ongoing management transition and to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including those concerning data protection, consumer privacy, sustainability, and evolving labor standards; our inability to regain and maintain compliance with New York Stock Exchange listing standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes, or the timing of these results or outcomes, may vary materially from those reflected in our forward-looking statements. Forward-looking statements and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise, except as required by law.
Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contacts
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$75,364	$105,375
Short-term investments	—	8,219
Accounts receivable, net of allowances of $2,341 and $4,904 as of September 30, 2024 and December 31, 2023, respectively	92,659	302,848
Inventory	33,950	26,665
Deferred costs with suppliers	15,237	20,555
Other current assets	10,320	9,303
Total current assets	227,530	472,965
Energy storage systems, net	63,663	74,418
Contract origination costs, net	9,746	11,119
Goodwill	—	547,205
Intangible assets, net	148,183	157,146
Operating lease right-of-use assets	12,065	12,255
Other noncurrent assets	76,648	81,869
Total assets	$537,835	$1,356,977
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$47,363	$78,277
Accrued liabilities	57,648	76,873
Accrued payroll	10,265	14,372
Financing obligation, current portion	15,037	14,835
Deferred revenue, current portion	70,766	53,997
Other current liabilities	5,905	12,726
Total current liabilities	206,984	251,080
Deferred revenue, noncurrent	86,799	88,650
Asset retirement obligation	4,150	4,052
Convertible notes, noncurrent	525,345	523,633
Financing obligation, noncurrent	44,662	52,010
Lease liabilities, noncurrent	12,807	10,455
Other liabilities	643	416
Total liabilities	881,390	930,296

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of September 30, 2024 and December 31, 2023; zero shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of September 30, 2024 and December 31, 2023; 162,714,738 and 155,932,880 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	16	16
Additional paid-in capital	1,230,957	1,198,716
Accumulated other comprehensive income (loss)	302	(42)
Accumulated deficit	(1,575,371)	(772,494)
Total Stem’s stockholders’ equity (deficit)	(344,096)	426,196
Non-controlling interests	541	485
Total stockholders’ equity (deficit)	(343,555)	426,681
Total liabilities and stockholders’ equity (deficit)	$537,835	$1,356,977

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue
Services and other revenue	$22,143	$16,597	$52,086	$47,630
Hardware revenue	7,148	117,143	36,673	246,461
Total revenue	29,291	133,740	88,759	294,091
Cost of revenue
Cost of services and other revenue	15,687	13,684	36,626	36,944
Cost of hardware revenue	7,408	140,347	60,753	264,573
Total cost of revenue	23,095	154,031	97,379	301,517
Gross profit (loss)	6,196	(20,291)	(8,620)	(7,426)
Operating expenses:
Sales and marketing	8,216	11,605	30,286	37,691
Research and development	11,086	14,420	40,503	42,020
General and administrative	27,212	21,955	61,618	58,656
Impairment of parent company guarantees	104,134	—	104,134	—
Impairment of goodwill	—	—	547,152	—
Total operating expenses	150,648	47,980	783,693	138,367
Loss from operations	(144,452)	(68,271)	(792,313)	(145,793)
Other (expense) income, net:
Interest expense	(4,512)	(4,405)	(13,850)	(10,085)
Gain on extinguishment of debt, net	—	—	—	59,121
Change in fair value of derivative liability	—	(5,155)	1,477	(7,731)
Other income, net	793	713	2,153	2,114
Total other (expense) income, net	(3,719)	(8,847)	(10,220)	43,419
Loss before (provision for) benefit from income taxes	(148,171)	(77,118)	(802,533)	(102,374)
(Provision for) benefit from income taxes	(129)	46	(344)	(354)
Net loss	$(148,300)	$(77,072)	$(802,877)	$(102,728)

Net loss per share attributable to common stockholders, basic and diluted	$(0.91)	$(0.49)	$(4.99)	$(0.66)

Weighted-average shares used in computing net loss per share to common stockholders, basic and diluted	162,633,996	155,829,348	160,997,019	155,474,725

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(802,877)	$(102,728)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	33,227	33,593
Non-cash interest expense, including interest expenses associated with debt issuance costs	1,565	1,969
Stock-based compensation	21,716	28,320
Change in fair value of derivative liability	(1,477)	7,731
Non-cash lease expense	2,251	2,162
Accretion of asset retirement obligations	177	178
Impairment loss of energy storage systems	357	2,347
Impairment loss of project assets	641	158
Impairment loss of right-of-use assets	2,096	—
Impairment of parent company guarantees	104,134	—
Impairment of goodwill	547,152	—
Net accretion of discount on investments	(29)	(1,672)
Income tax benefit from release of valuation allowance	—	(335)
(Recovery of) provision for credit losses on accounts receivable	(3,229)	1,754
Net loss on investments	—	1,561
Gain on extinguishment of debt, net	—	(59,121)
Other	(157)	(831)
Changes in operating assets and liabilities:
Accounts receivable	106,920	(67,029)
Inventory	(7,285)	(57,282)
Deferred costs with suppliers	5,318	30,579
Other assets	7,129	(17,947)
Contract origination costs, net	(927)	(4,184)
Project assets	(7,382)	(2,827)
Accounts payable	(30,675)	1,771
Accrued expenses and other liabilities	(19,935)	(28,910)
Deferred revenue	21,531	27,630
Lease liabilities	(2,181)	(2,135)
Net cash used in operating activities	(21,940)	(205,248)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	—	(1,847)
Purchase of available-for-sale investments	—	(58,034)
Proceeds from maturities of available-for-sale investments	8,250	119,650
Proceeds from sales of available-for-sale investments	—	73,917
Purchase of energy storage systems	—	(2,912)
Capital expenditures on internally-developed software	(8,868)	(10,123)
Purchase of property and equipment	(228)	(395)
Net cash (used in) provided by investing activities	(846)	120,256
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	—	257
Repayment of financing obligations	(6,998)	(7,766)
Proceeds from issuance of convertible notes, net of issuance costs of $0 and $7,601 for the nine months ended September 30, 2024 and 2023, respectively	—	232,399
Repayment of convertible notes	—	(99,754)
Purchase of capped call options	—	(27,840)
Investment from (redemption of) non-controlling interests, net	56	(56)
Repayment of notes payable	—	(2,101)
Net cash (used in) provided by financing activities	(6,942)	95,139
Effect of exchange rate changes on cash, cash equivalents and restricted cash	403	114
Net (decrease) increase in cash, cash equivalents and restricted cash	(29,325)	10,261
Cash, cash equivalents and restricted cash, beginning of year	106,475	87,903
Cash, cash equivalents and restricted cash, end of period	$77,150	$98,164

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH WITHIN THE UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS TO THE AMOUNTS SHOWN IN THE STATEMENTS OF CASH FLOWS ABOVE:
Cash and cash equivalents	$75,364	$97,064
Restricted cash included in other noncurrent assets	1,786	1,100
Total cash, cash equivalents, and restricted cash	$77,150	$98,164

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of adjusted EBITDA to net loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net loss	$(148,300)	$(77,072)	$(802,877)	$(102,728)
Adjusted to exclude the following:
Depreciation and amortization (1)	11,516	11,531	36,321	36,098
Interest expense	4,512	4,405	13,850	10,085
Gain on extinguishment of debt, net	—	—	—	(59,121)
Stock-based compensation	6,532	11,198	21,716	28,320
Revenue constraint (2)	—	—	—	10,200
Revenue reduction, net (3)	5,525	37,377	38,653	37,377
Excess supplier costs (4)	—	—	1,012	—
Change in fair value of derivative liability	—	5,155	(1,477)	7,731
Impairment of goodwill	—	—	547,152	—
Contract termination payment (5)	10,000	—	10,000	—
Impairment and accounts receivable write-off (6)	104,134	—	104,134	—
Provision for (benefit from) income taxes	129	(46)	344	354
Other expenses (6)	2,460	6,591	4,125	7,612
Adjusted EBITDA	$(3,492)	$(861)	$(27,047)	$(24,072)
Adjusted EBITDA, as used in the Company's full year 2024 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, revenue constraint and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2024 GAAP financial results.
(1) Depreciation and amortization includes depreciation and amortization expense, impairment loss of energy storage systems, impairment loss of project assets, and impairment loss of right-of-use assets.
(2) Refer to the discussion of revenue constraint in the definition of non-GAAP gross profit provided above.
(3) Refer to the discussion of reduction in revenue in the definition of non-GAAP gross profit provided above.
(4) Refer to the discussion of excess supplier costs in the definition of non-GAAP gross profit provided above.
(5) Contract termination payment to a vendor for the delivery of hardware.
(6) See Note 3 – “Impairment and Accounts Receivable Write-Off” in the notes to the unaudited condensed consolidated financial statements in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.
(7) Adjusted EBITDA for the three and nine months ended September 30, 2024 reflects other expenses of $2.5 million and $4.1 million, respectively. For the three months ended September 30, 2024, other expenses includes $1.2 million for advisory services relating to strategy and $1.3 million in connection with separation agreements for certain of the Company’s former executive officers. For the nine months ended September 30, 2024, other expenses are comprised of $1.2 million for advisory services relating to strategy, $1.3 million in connection with separation agreements for certain of the Company’s former executive officers, $0.5 million of other non-recurring expenses, and $1.1 million of expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities. Restructuring expenses consisted of employee severance and other exit costs.

The following table provides a reconciliation of non-GAAP gross profit and margin to GAAP gross profit (loss) and margin ($ in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$29.3	$133.7	$88.8	$294.1
Cost of revenue	(23.1)	(154.0)	(97.4)	(301.5)
GAAP gross profit (loss)	6.2	(20.3)	(8.6)	(7.4)
GAAP gross margin (%)	21%	(15)%	(10)%	(3)%

Non-GAAP Gross Profit
GAAP Revenue	$29.3	$133.7	$88.8	$294.1
Add: Revenue constraint (1)	—	—	—	10.2
Add: Revenue reduction, net (2)	5.6	37.4	38.7	37.4
Subtotal	34.9	171.1	127.5	341.7
Less: Cost of revenue	(23.1)	(154.0)	(97.4)	(301.5)
Add: Amortization of capitalized software & developed technology	4.1	3.5	12.0	9.8
Add: Impairments	0.3	0.8	0.4	2.9
Add: Excess supplier costs (3)			1.0	—
Non-GAAP gross profit	$16.2	$21.4	$43.5	$52.9
Non-GAAP gross margin (%)	46%	12%	34%	15%
Non-GAAP gross margin as used in the Company's full year 2024 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full year 2024 GAAP financial results.
(1) Refer to the discussion of revenue constraint in the definition of non-GAAP profit provided above.
(2) Refer to the discussion of reduction in revenue in the definition of non-GAAP profit provided above.
(3) Refer to the discussion of excess supplier costs in the definition of non-GAAP profit provided above.

Key Definitions:

Item	Definition
Bookings
Total value of executed customer agreements, as of the end of the relevant period (e.g. quarterly bookings or annual bookings)
•Customer contracts are typically executed 6-24 months ahead of installation
•Bookings amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Services revenue, which represents total nominal software and services contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted Assets Under Management (“AUM”)	Total GWh of storage systems in operation or under contract
Solar Monitoring AUM	Total GW of solar systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts, including contracts signed in the applicable period for systems that are not yet commissioned or operating
Project Services	Professional services and revenue tied to Development Company investments
Operating Cash Flow	Net cash provided by (used in) operating activities. Does not represent the change in balance sheet cash which will be further impacted by investing and financing activities